UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 10, 2017

ALIMERA SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 Windward Parkway Suite 290 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.     Entry into a Definitive Material Agreement.

On July 10, 2017, Alimera Sciences, Inc. (the “Company”) announced that it had entered into a Second Amended and Restated Collaboration Agreement (the “New Collaboration Agreement”) with pSivida US, Inc. (“pSivida”), which amends and restates the Amended and Restated Collaboration Agreement entered into between the parties on March 14, 2008 (as amended to date, the “Prior Collaboration Agreement”).

Under the Prior Collaboration Agreement, the Company held the worldwide license from pSivida to sell ILUVIEN® for the treatment of all ocular diseases other than uveitis. The New Collaboration Agreement allows the Company to also pursue an indication for posterior uveitis for ILUVIEN in the European Union (EU), the Middle East and Africa.

The New Collaboration Agreement converts the Company’s obligation to share 20% of its net profits from ILUVIEN on a country-by-country basis with pSivida to a royalty payable by the Company to pSivida on global net revenues. The Company will begin paying a 2% royalty on net revenues and other related consideration to pSivida beginning in the third quarter of 2017. This royalty amount will increase to 6% upon the earliest of January 1, 2019, the receipt by the Company of the first marketing approval for ILUVIEN for the treatment of posterior uveitis, or one year from the Company’s filing of a marketing authorization application in the EU for posterior uveitis. The Company will pay an additional 2% royalty on global net revenues and other related consideration in excess of $75 million in any year.

The New Collaboration Agreement does not require an upfront cash payment by the Company. In connection with the New Collaboration Agreement, the Company has agreed to forgive approximately $10 million of pSivida’s share of previous losses associated with the commercialization of ILUVIEN, which were to be utilized to partially offset future profit sharing payments under the Prior Collaboration Agreement. Following the signing of the New Collaboration Agreement, the Company retains a right to recover an additional $15 million of pSivida’s share of the previous losses as a partial offset to future royalty payments following approval. These amounts were fully reserved on the Company's financial statements.

The Company will forgive an additional $5 million of pSivida’s outstanding share of previous losses upon the earlier of the approval of ILUVIEN for posterior uveitis in any EU country or January 1, 2020, unless certain conditions under the New Collaboration Agreement are not met. If the amounts recoverable by the Company are less than $5 million at that time, the Company will pay pSivida the difference in cash.

The Company is subject to customary due diligence obligations and other terms and conditions under the New Collaboration Agreement.

A copy of the New Collaboration Agreement will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending September 30, 2017. The foregoing description of the terms of the New Collaboration Agreement is qualified in its entirety by reference to the full text of such exhibit.

The press release announcing the entry into the New Collaboration Agreement is furnished as Exhibit 99.1 to this current report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release of Alimera Sciences, Inc., dated July 10, 2017

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: July 10, 2017	By:	/s/ RICHARD S. EISWIRTH, JR.
	Name:	Richard S. Eiswirth, Jr.
	Title:	President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Alimera Sciences, Inc., dated July 10, 2017